Exhibit 99.1

XTI Aerospace Provides Shareholder Update

ENGLEWOOD, Colo., Jan. 23, 2025 /PRNewswire/ -- XTI Aerospace, Inc. (NASDAQ: XTIA) (“XTI” or the “Company”), a pioneer in advanced Vertical Takeoff and Landing (“VTOL”), Powered- Lift aircraft solutions, today issued the following letter to shareholders.

Dear Fellow XTI Aerospace Shareholders –

At the outset, I would like to take a moment to recognize that 2024 was a transformative year for XTI and extend my gratitude for your continued support in 2025 and beyond.

Along with the rest of our management team, I would like to update you on recent accomplishments supportive of our growth including strengthening our balance sheet and improving our overall financial condition, as well as making significant advancements in the development of the TriFan 600.

Business Highlights (Current)

●	Raised $20,000,000 in gross proceeds through the sale of common stock, priced at-the-market under Nasdaq rules at an offering price of $13.75 per share (post 1-for-250 reverse stock split basis)

●	Raised an additional approximately $25,000,000 in gross proceeds since the end of Q1 of 2024, by offering common stock at-the-market (ATM)

Under the offering terms, we have a standstill in place with respect to use of the ATM

●	Reduced total balance sheet liabilities as of December 31, 2024 when compared to total liabilities as of September 30, 2024

●	Streamlined our capitalization structure through the exchange for common stock and redemption of outstanding preferred stock and warrants

●	Completed General Familiarization (Gen Fam) meeting with the Federal Aviation Administration (FAA) attended by more than 60 FAA representatives

●	Released C211.2 configuration of Tri Fan 600 aircraft, enhancing aerodynamic performance and stability

●	Made substantial progress with details of the aircraft including systems, structures, flight deck, cabin layout, and drivetrain, among other design items, in anticipation of the filing of our FAA Type Certification

●	Advanced relationships with critical vendors

●	Announced entry into non-binding agreement to acquire equity interest in ReadyMonitor AI-powered, autonomous drone company

●	Formed Corporate Advisory Board of industry leaders in technology and aviation

●	Launched Hangar X Studios to highlight our aerospace industry leadership and produced and distributed eleven episodes

In my view, XTI Aerospace is positioned at the intersection of great innovation and tremendous opportunity. The business climate is highly favorable for execution, and we are firmly focused on delivering long-term value. We are grateful for you, our shareholders; your support is critical to our success.

Respectfully,

/s/ Scott Pomeroy
Chief Executive Officer

About XTI Aerospace, Inc.

XTI Aerospace, Inc. (XTIAerospace.com) (NASDAQ: XTIA) is the parent company of XTI Aircraft Company, an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (“VTOL”) capability of a helicopter, speeds of 345 mph and a range of 700 miles. Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in real-time location systems (“RTLS”) technology with customers around the world who use the Company’s location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI Aerospace, please visit XTIAerospace.com, and follow the company on LinkedIn, X, and YouTube.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change.

Some of these forward-looking statements can be identified by the use of forward-looking words, including “believe,” “continue,” “could,” “would,” “will,” “estimate,” “expect,” “intend,” “plan,” “target,” “projects,” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations, which include, but are not limited to: the inability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, including the inability to successfully negotiate and enter into definitive agreements with ReadyMonitor; the risk that, even if XTI enters into definitive agreements with ReadyMonitor, the transaction may not be completed in a timely manner or at all, which may adversely affect the price of XTI’s securities;; the outcome of XTI’s January 9, 2025, hearing before a Nasdaq Hearings Panel to appeal Nasdaq’s determination to delist XTI’s common stock, including the risk that Nasdaq does not grant XTI additional time to regain compliance with the Nasdaq Capital Market’s $1.00 minimum bid price requirement; XTI’s ability to regain and sustain compliance with the Nasdaq Capital Market’s continued listing standards; the risk that XTI has a limited operating history, has not yet manufactured any non-prototype aircraft or delivered any aircraft to a customer; the risk that the XTI may never achieve or sustain profitability; XTI’s ability to secure required certifications, including FAA certification, for the TriFan 600 and/or any other aircraft XTI develops, changes in laws and regulations (including FAA regulations) that may impose additional costs and compliance burdens on XTI’s operations; the risk that XTI may be unable to raise additional capital on acceptable terms to finance its operations and remain a going concern; the risk that other aircraft manufacturers develop competitive VTOL aircraft or other competitive aircraft that adversely affect XTI’s market position; and the risk that XTI’s estimates of market demand may be inaccurate. XTI undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on April 16, 2024, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:

Email: contact@xtiaerospace.com

Web: https://xtiaerospace.com/contact

Investor Relations:

Crescendo Communications

Tel: +1 212-671-1020

Email: XTIA@crescendo-ir.com